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                                                                    EXHIBIT 99.1

[VIASYSTEMS LOGO]



NEWS COPY                                       INFORMATION CONTACT:
                                                John S. Hastings
FOR IMMEDIATE RELEASE                           (314) 719-1831


                            COURT CONFIRMS VIASYSTEMS
                       PRE-PACKAGED PLAN OF REORGANIZATION

ST. LOUIS, JANUARY 14, 2003 -- Viasystems Group, Inc. and Viasystems, Inc. announced today that the U.S. Bankruptcy Court for the Southern District of New York has confirmed the companies' pre-packaged plan of reorganization. The confirmation order clears the way for the consummation of the plan. The company anticipates that this will occur on January 31, 2003.

"Today's announcement underscores the strong support that Viasystems has enjoyed from its financial partners throughout this process," said David M. Sindelar, Viasystems' chief executive officer. "To have reached this point in approximately 100 days after our initial filing would not have been possible without their faith in our business plan and our future."

"Viasystems' customers have also been supportive during this process. We look forward to fulfilling the commitment to a stronger balance sheet that we laid out several months ago," Sindelar said.

The recapitalization will involve the exchange of approximately $740 million of Viasystems' debt into common and preferred stock. Upon completion of the restructuring, Viasystems' debt, net of cash, will decline from approximately $1.1 billion to approximately $380 million and interest will be reduced by approximately $70 million annually.

Viasystems continues business as usual through its operating subsidiaries, which are not party to the reorganization proceeding.

As part of the plan or reorganization, all existing Viasystems Group common shares will be cancelled upon consummation of the plan. Holders of these securities as of the completion date will receive documentation from the company's transfer agent confirming the cancellation. Common shareholders are advised to consult their tax advisors as to the proper treatment of this event.

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This press release contains forward-looking statements as defined by the federal securities laws, and these statements are based upon Viasystems' current expectations and assumptions, which are inherently subject to various risks and uncertainties that could cause actual results to differ from those anticipated, projected, or implied. Certain factors that could cause actual results to differ include fluctuations in operating results and customer orders, a competitive environment, reliance on large customers, risks associated with international operations, ability to protect patents and trade secrets, environmental laws and regulations, relationship with unionized employees, risks associated with acquisitions, substantial indebtedness, control by large stockholders and other factors described in Viasystems' filings with the Securities and Exchange Commission.

Viasystems Group, Inc. is a leading global EMS provider with more than 18,000 employees in eight countries, supplying customers in the telecommunications, networking, automotive and consumer electronics industries.


                               www.viasystems.com

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